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                       MEMORANDUM OF CHANGES
                  Legg Mason Unit Investment Trust
                            Series 6

   The Prospectus filed with Amendment No. 1 of the Registration Statement on Form S-6 has been revised to reflect information regarding the deposit of securities on October 26, 1995 and to set forth certain statistical data based thereon. An effort has been made to set forth below each of the changes and also to reflect such changes by blacklining the marked counterparts of the Prospectus submitted with the Amendment.

   The primary changes in the document from the document originally filed with the Commission involve: (A) the deposit of the securities, (B) completion of the Schedule of Investments and related information and (C) minor additions, corrections and completions.

                           THE PROSPECTUS

S-6 Cover Page.   The date has been set forth.

Cover Page.       The date of the Prospectus has been completed.

Page 4. "Essential Information" - Income, expense and distribution data has been supplied for the Trust.

                  The number of Units has been added.

                  The fractional undivided interest per Unit has been completed.

Pages 5 - 8.      Information about each of the Securities has been added.

Page 23 and 24.   The "Statement of Net Assets" and "Report of Independent
                  Auditors" have been completed.

Page 25 - 26.     The "Schedule of Investments" and related notes have been
                  completed.

Back cover.       The date of the Prospectus has been completed.

Pages S-1 - S-3.  The list of exhibits, undertakings and signature page have been completed.